Exhibit 99.1

Zale Announces Real Estate Realignment

  118 Underperforming Retail Locations Closed
  $50 Million Pre-tax Charge to be Taken in Fourth Quarter Ended July 31, 2009, Including $23 Million to Cover Bailey, Banks & Biddle Contingent Liabilities
  Projected Net Cash Flow Benefit of $55 Million During Fiscal 2009 and 2010

DALLAS--(BUSINESS WIRE)--August 6, 2009--Zale Corporation (NYSE: ZLC) today announced that it closed 118 underperforming retail locations during the fiscal fourth quarter ended July 31, 2009. Including the actions announced today, the Company has closed 191 underperforming locations during calendar year 2009, of which 160 were retail stores and 31 were kiosks. In the aggregate, the 191 closed locations had a negative financial contribution of approximately $14 million for the twelve months preceding closure and carried approximately $56 million of inventory. In addition to these closures, the Company has entered into agreements in principle on certain of its remaining retail locations, which will result in a reduction in aggregate rental obligations commencing in fiscal year 2010. Following the closures announced today, the Company operates 1,931 retail locations.

The Company also announced that it has reached agreements in principle to settle contingent rent obligations to landlords of 34 of 45 retail locations of Bailey, Banks & Biddle (“Bailey Banks”) with aggregate future base rental obligations for such locations of approximately $29 million as of July 31, 2009. Contingent liabilities with respect to the remaining 11 locations are still under negotiation and aggregate approximately $33 million of base rental obligations as of July 31, 2009. The above contingent liabilities aggregating $62 million as of July 31, 2009 are associated with the sale in 2007 of Bailey Banks to Finlay Fine Jewelry Corporation, which filed for chapter 11 bankruptcy protection on August 5, 2009. The Company will record charges and reserves totaling approximately $23 million to cover the Bailey Banks contingent liabilities during the fourth quarter of fiscal 2009 and such amount is included in the $50 million pre-tax charge described below.

The Company will record a $50 million pre-tax charge during the fourth quarter ended July 31, 2009 to cover the costs of the fourth quarter retail location closures, including lease terminations and other costs of closing these locations, as well as the charges and reserves associated with the contingent liabilities relating to all 45 Bailey Banks locations. The Company expects a net cash flow benefit from the actions described above of approximately $55 million, of which approximately $30 million was realized during fiscal 2009, with the balance in fiscal year 2010.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating more than 1,931 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release contains forward-looking statements, including statements regarding estimated costs to eliminate the Company’s contingent liability with respect to Bailey Banks & Biddle store leases, estimated costs to be incurred in connection with the closing of 118 underperforming store locations and estimated net cash flow benefits by the end of fiscal year 2010 associated with these actions. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: the timing of payments made and received with respect to these actions; the finalization of arrangements with landlords and the completion of negotiations with additional landlords. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2008. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

CONTACT:
Zale Corporation
David Sternblitz, 972-580-5047
Vice President and Treasurer
or
Rhett Butler, 972-580-5047
Manager of Investor Relations